Exhibit 10(ddd)
1/26/09
Bruce R Thompson
Re:     Retention Award — Letter Agreement
Dear Bruce:
You have been identified as a key contributor who is critical to successfully accomplishing the merger between Bank of America and Merrill Lynch & Co. Inc (the “Company”). Your leadership and commitment are vital now and in the coming months. Accordingly, the Company wishes to offer you a Retention Award as described in this Letter Agreement.
I.      Eligibility and Payment
You are eligible to receive a Retention Award in the total amount of $3,000,000, earned in two equal installments on the first and second anniversaries of the Effective Date of the merger between Merrill Lynch and Bank of America (the “Retention Period.”) You will be eligible for payment of the Retention Award installments if you satisfy the following terms:
•	You are actively employed by the Company on the first and second anniversaries of the Effective Date of the merger between Merrill Lynch and Bank of America; and

•	You continue to perform your work in a satisfactory and positive manner, as determined by the Company in its sole discretion.
If earned, each of the two installments of the Retention Award will be paid, less applicable deductions and withholdings, within 60 days of the applicable anniversary date.
You will continue to be eligible for the Retention Award if the Company eliminates your position during the Retention Period and you meet all of the eligibility requirements to receive severance pay under the severance plan applicable to you, including signing and not revoking a separation agreement and release, or if your employment terminates due to your death or disability. In these circumstances, the next scheduled annual installment of your Retention Award would be paid to you or your estate no later than sixty (60) days following the termination of your employment. You would not be eligible for additional annual installments, if any, beyond the one accelerated annual payment. You will not be eligible for the Retention Award and it will be cancelled if (i) you voluntarily terminate your employment or transfer to another position during the Retention Period or (ii) if you engage in conduct that results in the immediate termination of your employment, as determined by the Company consistent with applicable Company policies and practices.
This is an individual arrangement and your eligibility is further contingent upon you maintaining the confidentiality of the Retention Award and Letter Agreement. To the extent permitted by applicable law, you are not permitted to discuss the Retention Award or Letter Agreement with any other person at the Company except your division head, Human Resources executive, or their designated representatives. You also are not permitted to discuss the Retention Award or Letter Agreement with any other person except your financial advisors and spouse, partner or other close family members, and then only on condition that you advise them of the obligation to maintain confidentiality. Your obligation to maintain the confidentiality of this Retention Award is enforceable regardless of whether you remain employed and regardless of whether you are paid the Retention Award.
II.     Other Terms/Release of Claims
The Retention Award is not considered eligible earnings for purposes of qualified and non-qualified Company plans in which you participate.
If you take an approved leave of absence during the effective period of this Agreement, the Retention Award may be prorated to exclude the period of leave.

This Letter Agreement does not create a contract of employment and does not provide any rights regarding your continued employment with the Company. Retention Award payment will not reduce any severance benefits for which you may be eligible in the event your employment is terminated without cause. The terms of the applicable plans will apply.
We ask that you consider the terms of this Retention Award and, if you agree, sign and return the duplicate copy of this letter to me no later than 2/11/09.
Sincerely,
/s/ Michael Lloyd
Michael Lloyd
VP, Human Resources
I acknowledge that I have read this Letter Agreement and understand and agree to its terms.

Dated: 2/5/09	/s/ Bruce R. Thompson Bruce R Thompson EID#: [REDACTED]

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